UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2018
 Independence Contract Drilling, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36590	37-1653648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11601 North Galayda Street
Houston, Texas 77086
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (281) 598-1230
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement

Merger Agreement

On July 18, 2018, Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), Patriot Saratoga Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), and Sidewinder Drilling, LLC, a Delaware limited liability company (“Sidewinder”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company will acquire Sidewinder in a transaction in which Merger Sub will merge with and into Sidewinder, with Sidewinder surviving as a wholly-owned subsidiary of the Company (the “Merger”).

Immediately prior to the Merger, Sidewinder’s first lien noteholders will contribute a portion of the first lien notes to Sidewinder in exchange for newly issued Sidewinder Series A Units and Sidewinder’s second lien noteholders will contribute all of the second lien notes to Sidewinder in exchange for newly issued Series A Common Units of Sidewinder (each a “Sidewinder Series A Unit”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each Series A Unit of Sidewinder issued and outstanding immediately prior to the effective time of the Merger, including the newly issued Series A Common Units described in the immediately preceding sentence, will be converted into the right to receive a pro rata portion of (a) an aggregate of 36,752,657 shares of common stock, par value $0.01 per share, of the Company (the “Specified Parent Common Stock”) and (b) net proceeds from any sale of specified mechanical drilling rigs during a specified period following the closing (the “Mechanical Rig Net Proceeds”), together with the Specified Parent Common Stock, the “Merger Consideration”). Sidewinder’s outstanding Series C Common Units will be cancelled pursuant to the Merger Agreement without any consideration. The remaining first lien notes of Sidewinder, which will be in an aggregate amount of approximately $58.5 million, will be paid off by the Company in connection with the Merger.

Consummation of the Merger is subject to customary conditions, including (i) conditions relating to the approval of the Share Issuance (as defined below) and related charter amendment by holders of a majority of the outstanding shares of common stock of the Company entitled to vote at a duly convened meeting (the “Company Stockholder Approval”), (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of other required regulatory consents and approvals, (iii) the approval of the listing of the Company common stock to be issued pursuant to the Share Issuance (as defined below) on the New York Stock Exchange and (iv) the companies having not less than $30 million in pro forma liquidity after giving effect to the closing and certain related transactions. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. The requisite Sidewinder members have delivered a written consent approving the Merger and the Merger Agreement. Accordingly, no additional approvals of Sidewinder members are required in order to consummate the transaction.

The Merger Agreement contains customary representations and warranties of the Company, Merger Sub and Sidewinder. Additionally, the Merger Agreement contains customary pre-closing covenants, including covenants requiring each party to use commercially reasonable best efforts to (i) cause the consummation of the transactions contemplated by the Merger Agreement, (ii) conduct its business in the ordinary course and (iii) refrain from taking certain actions prior to the consummation of the Merger without the other party’s consent. The Merger Agreement also contains a non-solicitation provision that restricts the Company’s ability to take certain actions in respect of, including to solicit or initiate discussions or negotiations with third parties, regarding other proposals to acquire the Company, and the Company has agreed to certain restrictions on its ability to respond to such proposals. In addition, the Merger Agreement requires that the Company covenant to, subject to certain exceptions, recommend that the Company’s stockholders approve the issuance of the Specified Parent Common Stock.

Pursuant to the Merger Agreement, prior to obtaining the Company Stockholder Approval the Company’s board of directors (the “Board”) may not, among other things withdraw, amend, modify or qualify in a manner adverse to the Company its recommendation that the Company’s stockholders adopt the Company Stockholder Approval, with limited exception, or approve, endorse or recommend any Parent Acquisition Proposal (as defined in the Merger Agreement), subject to complying with notice and other specified conditions.

The Merger Agreement contains specified rights to terminate the Merger Agreement in favor of each of the parties and provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Sidewinder a termination fee equal to $6.0 million (such amount, the “Termination Fee”) including (i) a termination in connection with a material breach by the Company of its non-solicitation covenants, (ii) a change in the Board’s recommendation to the Company’s stockholders, (ii) a termination in connection with the failure of the Company to include a recommendation in favor of the transaction in the proxy statement to be filed in connection with obtaining the Company Stockholder Approval, (iii) a termination in connection with a material breach by the Company of its representations or covenants in a manner such that the related closing condition in respect of representations or covenants (as applicable) is not satisfied and (iv) a termination that occurs following December 31, 2018 or after the Company Shareholder Approval has not been obtained and prior to such termination a bona fide Parent Acquisition Proposal (as defined in the Merger Agreement) shall have been publicly made (or an intention to make such proposal has been publicly announced), and within 12 months of termination the Company either consummates such a Parent Acquisition Proposal or enters into an agreement contemplating such a proposal. In addition, the Merger Agreement contains expense reimbursement rights in favor of each party in connection with termination under specified circumstances for the bona fide, out of pocket expenses incurred by such party in connection with the transactions contemplated by the Merger Agreement up to a maximum of $1.0 million, including in favor of Sidewinder if the Company fails to obtain stockholder approval of issuance of the Specified Parent Common Stock or if termination occurs under the specified circumstances described in the immediately preceding sentence.

The foregoing summary description of the Merger Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K in order to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about the parties thereto or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties thereto; may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties thereto.

Stockholders’ Agreement

Concurrently with the execution of the Merger Agreement, the Company and certain member parties (the “Member Parties”) who will receive Merger Consideration pursuant to the Merger Agreement entered into a stockholders’ agreement (the “Stockholders’ Agreement”), related to the period following the consummation of the Merger. Such Member Parties include one or more affiliates of MSD Partners, L.P. (“MSD Partners”), a Delaware limited partnership, and one or more affiliates of MSD Capital, L.P. (“MSD Capital”), a Delaware limited partnership (such affiliates of MSD Partners and MSD Capital, “MSD”).

Pursuant to the Stockholders’ Agreement, immediately following the effective time of the Merger, the Company agreed to take any and all necessary action to cause the Board to be comprised of a total of seven directors, including, consistent with the Merger Agreement, four existing directors of the Company, two designated representatives of an MSD Partners’ affiliate, and the new Chief Executive Officer of the Company. After the effective time of the Merger, the Company also agreed, for so long as certain ownership and other conditions are met, to cause to be appointed to the Board two representatives of an MSD Partners’ affiliate at least one of which must be, in the good faith determination of the Board or the Governance Committee, an independent director, (ii) the Chief Executive Officer of the Company immediately following the effective time of the Merger, and (iii) the four other existing directors of the Company. In addition, MSD has agreed to certain limitations on its voting rights, for an agreed upon period of time, in respect of its shares of Company common stock.

Moreover, pursuant to the Stockholders’ Agreement, the Member Parties are restricted from transferring any equity securities of the Company, subject to certain permitted exceptions, until the earlier of (i) 180 days after the consummation of the Merger or (ii) 10 days after the filing of Independence’s annual report on Form 10-K for the year ended December 31, 2018.
Further, the Company is required to use its commercially reasonable best efforts to file, as soon as practicable, a shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to permit the public resale of all the registrable securities held by the Member Parties and to use its reasonable best efforts to cause such shelf registration statement to be declared effective as promptly as practicable within 180 days of the consummation of the Merger.

The foregoing summary description of the Stockholders’ Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the Stockholders’ Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Voting and Support Agreement

Concurrently with the execution of the Merger Agreement, each of the Company’s directors and executive officers and their affiliates entered into a voting and support agreement with the Company (the “Voting Agreement”). The Company’s stockholders who are subject to the Voting Agreement have, among other things, agreed to vote the shares of the Company’s common stock held by each such stockholder (1) in favor of the issuance of the shares of the Company’s common stock pursuant to the Merger Agreement (the “Share Issuance”), (2) in favor of any proposal to adjourn or postpone any such meeting of the stockholders of the Company to a later date if there are not sufficient votes to approve the Share Issuance, (3) in favor of the proposals, including the Share Issuance, set forth in the Company’s proxy statement to be filed with the SEC relating to the Merger, and (4) against certain other specified actions (including any Parent Acquisition Proposal (as such term is defined in the Merger Agreement)).

Based on our common stock outstanding on July 18, 2018, approximately 11% of the outstanding shares of our common stock are subject to the Voting Agreement.

The foregoing summary description of the Voting Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 10.2 and the terms of which are incorporated herein by reference.

Debt Commitment Letters
In connection with the Merger, the Company has entered into a commitment letter with MSD Partners (the “Term Loan Commitment Letter”). Pursuant to the Term Loan Commitment Letter, the Company has received commitments for (a) a senior secured term loan facility in an aggregate principal amount of up to $130.0 million (the “Term Loan Facility”) and (b) a delayed draw term loan facility in an aggregate principal amount of up to $15.0 million (the “DDTL Facility”, and together with the Term Loan Facility, the “Term Facilities”), with the proceeds of the Term Loan Facility being used by the Company to repay outstanding indebtedness of Sidewinder and of the Company as of the closing of the Merger. The Term Facilities will be a no-amortization loan with a maturity date five years after the execution date. The Term Facilities will be secured by a first priority lien on collateral (the “Term Priority Collateral”) other than accounts receivable, deposit accounts and other related collateral pledged as first priority collateral (“Priority Collateral”) under the New ABL Credit Facility (defined below) and a second priority lien on such Priority Collateral.
In addition, the Company has entered into a commitment letter with Wells Fargo, National Association (the “ABL Commitment Letter”) with respect to a revolving senior secured credit facility (the “New ABL Credit Facility”). Pursuant to the New ABL Credit Facility, the Company has commitments for borrowing capacity of up to $40.0 million, including availability for letters of credit in an aggregate amount at any time outstanding not to exceed $7.5 million. Availability under the New ABL Credit Facility will be subject to a borrowing base determined based on 85% of the net amount of eligible accounts of the Company, minus reserves. The New ABL Credit Facility will be secured by a first priority lien on Priority Collateral, which will include all accounts receivable and deposit accounts, and a second priority lien on the Term Priority Collateral.

Item 3.02	Unregistered Sale of Equity Securities

The information set forth under the heading “Merger Agreement” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 3.02 hereof.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) In connection with the Merger, the Company has agreed to appoint J. Anthony Gallegos, Jr. as Chief Executive Officer of the Company, and a director of the Company, each effective as of the closing date of the Merger. Upon the effective appointment of Mr. Gallegos as Chief Executive Officer and a director, the employment of our current Chief Executive Officer, Byron Dunn, and his service as a director will terminate.

Mr. Gallegos has served as President and Chief Executive Officer, and a director of Sidewinder since September 2017.  Prior to that, from November 2014 to September 2017, Mr. Gallegos was President and Chief Financial Officer of Sidewinder.  Mr. Gallegos began work related to the formation of Sidewinder in January 2011 and served as Sidewinder’s Senior Vice President and Chief Financial Officer since its formation in April 2011 until October 2014.  Prior to January 2011, Mr. Gallegos was a private investor from October 2010 through December 2010.  From April 2006 through September 2010, Mr. Gallegos held the position of Vice President Business Development of Scorpion Offshore Ltd. Scorpion Offshore was an international offshore drilling contractor with operations across the globe which was acquired by Seadrill in 2010. Prior to joining Scorpion Offshore, he held operational, marketing, corporate planning and management positions with Atwood Oceanics, Inc., Transocean Ltd., Ensco plc. and Global Marine Drilling Company. Mr. Gallegos started his career working as a roughneck on offshore drilling rigs in the U.S. Gulf of Mexico and has over 26 years of experience in the drilling industry.
Mr. Gallegos is a director of the International Association of Drilling Contractors and a member of the Society of Petroleum Engineers. He is a past Chairman of the Houston Chapter of the International Association of Drilling Contractors. He is a veteran of the US Army and holds a B.B.A. from Texas A&M University and an M.B.A. from Rice University.
In connection with the Merger, the Company has entered into an employment agreement with Mr. Gallegos (the “Employment Agreement”), as Chief Executive Officer, which will become effective upon the closing of the Merger. Pursuant to the Employment Agreement, Mr. Gallegos will receive an annual base salary of $425,000 and he will be eligible to receive a target annual incentive bonus equal to 100% of his base salary. Mr. Gallegos will also receive restricted stock units for common stock of the Company with an aggregate value equal to $1,000,000. Mr. Gallegos will also receive certain fringe benefits including payment of medical and dental insurance coverage premiums, and other benefits and incentives. If Mr. Gallegos is terminated by Independence without Cause (as defined below), he will be entitled to receive a lump sum payment equaling two times his annual base salary and target annual bonus for the fiscal year during which the termination occurs, the vesting of his equity compensation and the continuation of medical and dental insurance benefits for a period of 18 months. Cause is defined as willful and continued failure to comply with reasonable written directives of the Company for a period of thirty (30) days, willful and persistent inattention to duties, misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment, misappropriation of any corporate opportunity, conviction of a felony involving moral turpitude, willful failure to comply with the terms of his employment agreement or chronic substance abuse.
There are no arrangements or understandings between Mr. Gallegos and any other person pursuant to which he was appointed as an officer of the Company. The Company is not aware of any transactions in which Mr. Gallegos has an interest requiring disclosure under Item 404(a) of Regulation S-K.
The Company expects to enter into an indemnification agreement (the “Indemnification Agreement”) with Mr. Gallegos, as well as with each of the new directors listed below, to enhance the indemnification rights under Delaware law, our certificate of incorporation and bylaws. The Indemnification Agreements will be substantially identical to the form of agreement executed by the Company’s other executive officers and directors.

Pursuant to the Merger Agreement, the Company has agreed to appoint two representatives of an affiliate of MSD Partners as directors:

James Minmier. Mr. Minmier has served as Chief Executive Officer of Extreme Plastics Plus, LLC, a subsidiary of BW Equity Holdings, LLC, since May 2018.  Currently, Mr. Minmier serves as a Director for Sidewinder and BW EPP Holdings, LLC. From June 2017 until May 2018, Mr. Minmier managed his personal investments.  From June 2011 until June 2017, Mr. Minmier served as President of Nomac Drilling LLC, a subsidiary of COS Holdings, LLC and subsequently Seventy Seven Energy Inc.  Mr. Minmier has more than 26 years of experience in the drilling industry. Mr. Minmier received a Bachelor of Science in Electrical Engineering from the University of Texas at Arlington and a Master of Business Administration degree from the University of West Florida.
Adam Piekarski.  Mr. Piekarski is a principal of MSD Partners. MSD Partners is an SEC-registered investment advisor formed in 2009 by the senior partners of MSD Capital. Mr. Piekarski received a Bachelor of Science in Electrical Engineering, Biomedical Engineering and Economics from Duke University and a Master of Business Administration from the Wharton School, University of Pennsylvania.

In connection with the closing of the Merger, Mr. Noonan’s service as a director will terminate.

Item 7.01	Regulation FD Disclosure.

Press Release Announcing Entry into the Merger Agreement

On July 19, 2018, the Company issued a press release announcing that the Company had entered into the Merger Agreement disclosed under the heading “Merger Agreement” in Item 1.01 hereof. A copy of this press release is furnished as Exhibit 99.1 and incorporated herein by reference.

The Company also presented an investor presentation in connection with the Merger. A copy of this investor presentation is furnished as Exhibit 99.2 and incorporated herein by reference.

Cautionary Statement Regarding Forward Looking Statements

This communication may contain or incorporate by reference statements or information that are, include or are based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations, intentions, beliefs or forecasts of future events or otherwise for the future, and can be identified by the fact that they relate to future actions, performance or results rather than relating strictly to historical or current facts. Words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and variations of such words and other words and expressions of similar meaning are intended to identify such forward-looking statements. However, the absence of such words or other words and expressions of similar meaning does not mean that a statement is not forward-looking.
Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees or assurances of future performance. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining actual future results and financial condition. The general factors that could cause actual results and financial condition to differ materially from those expressed or implied include, without limitation, the following: (a) the ability of the parties to consummate the Merger at all; (b) the satisfaction or waiver of the conditions precedent to the consummation of the proposed Merger, including, without limitation, the receipt of the Company’s stockholder approval of the share issuance and regulatory approvals (including approvals, authorizations and clearance by antitrust authorities necessary to complete such proposed merger transaction) on the terms desired or anticipated; (c) risks relating to the value of the shares of the Company’s common stock to be issued in such proposed merger transaction; (d) disruptions of the Company’s and Sidewinder’s current plans, operations and relationships with third persons caused by the announcement and pendency of such proposed merger transaction, including, without limitation, the ability of the combined company to hire and retain any personnel; (e)the ability of the Company to successfully integrate the companies’ operations and employees, and to realize anticipated synergies from the Merger; (f) legal proceedings that may be instituted against the Company and Sidewinder following announcement of such proposed merger transaction; and (g) conditions affecting the Company’s industry generally and other factors listed in annual, quarterly and periodic reports filed by the Company with the SEC, whether or not related to such proposed Merger.
The Company assumes no, and expressly disclaims any, duty or obligation to update or correct any forward-looking statement as a result of events, changes, effects, states of facts, conditions, circumstances, occurrences or developments subsequent to the date of this communication or otherwise, except as required by law. Readers are advised, however, to consult any further disclosures the Company makes in its filings with the SEC.

No Offer or Solicitation

This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

The proposed transaction involving the Company and Sidewinder will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the Securities and Exchange Commission (“SEC”), and the Company will mail the proxy statement to its stockholders and the Company will file other documents regarding the proposed transaction with the SEC. This communication is not intended to be, and is not, a substitute for such filings or for any other document that the Company may file with the SEC in connection with the proposed transaction. SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The registration statement, the proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from the Company by going to its investor relations page on its corporate web site at www.icdrilling.com.

Participants in Solicitation

The Company and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement filed with the SEC on April 11, 2018. The proxy statement is available free of charge from the sources indicated above, and from the Company by going to its investor relations page on its corporate web site at www.icdrilling.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials the Company files with the SEC in connection with the Merger.

Item 9.01	Financial Statements and Exhibits

(d)Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of July 18, 2018, by and among Independence Contract Drilling, Inc., Patriot Saratoga Merger Sub LLC, and Sidewinder Drilling, LLC.
10.1	Stockholders’ Agreement, dated as of July 18, 2018, by and among Independence Contract Drilling, Inc., the Holders party thereto.
10.2	Voting and Support Agreement, dated as of July 18, 2018, by and among Independence Contract Drilling, Inc., and the directors and officers party there.
10.3	Employment Agreement, dated as of July 18, 2018, by and among Independence Contract Drilling, Inc., and J. Anthony Gallegos, Jr.
99.1	Press Release dated July 19, 2018.
99.2	Investor Presentation dated July 19, 2018.
*Disclosure Letters to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE CONTRACT DRILLING, INC.

Date: July 19, 2018	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President & Chief Financial Officer